Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 4, 2013

LEGGETT & PLATT ANNOUNCES RECORD FULL-YEAR EPS

Carthage, MO, February 4, 2013 —

•	2012 full-year EPS was a record $1.70, including unusual non-cash net tax benefits; at high end of guidance

•	2012 full-year EPS from Continuing Operations was a record $1.46, excluding net tax benefits

•	4Q EPS, excluding the net tax benefit, was $.32, at the high end of guidance issued in October

•	Fifth consecutive year that Leggett & Platt stock generated a higher return than the S&P 500 index

•	2013 EPS guidance is $1.50-1.75, on sales of $3.75-3.95 billion

Diversified manufacturer Leggett & Platt reported record full-year 2012 EPS of $1.70, which was at the high end of recent guidance. EPS results incorporate unusual tax benefits of $.22 ($.18 in fourth quarter, and $.04 in second quarter) and $.02 from Discontinued Operations. Full-year 2011 EPS was $1.04, and included a fourth quarter $.16 restructuring-related charge.

Full-year 2012 EPS from Continuing Operations, adjusted1 to exclude the unusual tax benefits, is a record $1.46. Full-year 2011 EPS from Continuing Operations, adjusted to exclude the fourth quarter restructuring-related charge, was $1.20. Adjusted EPS from Continuing Operations grew 22% in 2012, benefitting from unit volume growth with strong contribution margins, cost improvements, and the acquisition of Western Pneumatic Tube.

Full year sales increased 2% to $3.72 billion. Unit volume grew 3% and acquisitions (net of divestitures) contributed 1% to sales; these were partially offset by lower rod mill trade sales and changes in currency rates. EBIT increased and EBIT margin improved from 6.5% in 2011 to 9.2% in 2012.

The company generated $450 million of cash from operations during 2012. Major uses of cash included $271 million to fund capital requirements and dividend payments, and $188 million to acquire Western Pneumatic Tube. Net debt to net capital was 29% at year end, slightly below the conservative end of the company’s 30%-40% target range.

Fourth Quarter Results

Fourth quarter EPS was $.50, including an $.18 non-cash net tax benefit (as announced on January 10). Fourth quarter 2011 EPS was $.06, including a $.16 primarily non-cash restructuring-related charge. Excluding the 2012 tax benefit and 2011 restructuring-related expense, fourth quarter EPS grew 45% to $.32, versus $.22 in the prior year.

Fourth quarter 2012 sales were $853 million, basically unchanged from the prior year. Same location sales declined 2%, with 1% unit volume growth more than offset by lower rod mill trade sales. Acquisitions increased sales by 2%.

CEO Comments

President and CEO David S. Haffner commented, “It’s now been five years since our November 2007 announcement of a critical change in strategic direction and focus for Leggett & Platt. We are quite proud of the results we’ve been able to deliver to our shareholders, and are confident that our very strong 5-year stock performance stems, at least in part, from our decision to change strategy.

[1]	To aid investors’ awareness of basic operational profitability, 2012 adjusted EPS excludes $.22 in unusual tax benefits, and 2011 adjusted EPS excludes a fourth quarter $.16 restructuring-related charge.

“Operationally, I’m very satisfied with the notable progress we made during 2012. Though the economy held sales growth to a modest level, we significantly improved EBIT and expanded EBIT margin by 270 basis points. We generated more than enough cash from operations to readily fund dividends and capital expenditures, something we’ve accomplished for over 20 years. Last January we completed the acquisition of Western Pneumatic Tube, our first significant acquisition since 2007, which established for us a strong competitive position in a higher return, higher growth market. We continued to maintain excess production capacity, and remain well poised for additional earnings growth as the economy expands and demand improves. Finally, our balance sheet remains strong; net debt to net cap changed little from the start of 2012, and we ended the year with our entire $600 million commercial paper program fully available.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR2) as measured over rolling 3-year periods. For the three years ending December 31, 2012, we generated annual average TSR of 16%, compared to 11% for the S&P 500 index. That TSR performance ranks in the top 37% of S&P 500 companies, just shy of our goal to be in the top third. Our stockholders continue to benefit from our effort to achieve strong TSR by profitably growing revenue, improving our margins, paying meaningful dividends, and periodically buying back our stock.”

Dividend and Stock Repurchases

2012 marked the 41st consecutive annual dividend increase for Leggett & Platt, with a compound annual growth rate of 13% over that period. Only two other S&P 500 companies can claim as high a rate of dividend growth for as many years. The company is proud of that record, and plans to continue it.

At Friday’s closing share price of $29.57, the indicated annual dividend of $1.16 per share generates a dividend yield of 3.9%, which is one of the highest dividend yields among the S&P 500 Dividend Aristocrats.

During 2012 the company declared four quarterly dividends, but paid five of them, given its decision to accelerate the January 2013 payment into December 2012. For 2013, the company plans to return to its typical dividend schedule; thus, the company expects to declare four quarterly dividends, but intends to pay only three of them during 2013, with the fourth one expected to be paid in January 2014. The five dividend payments in 2012 utilized $200 million of cash; the three payments anticipated in 2013 should utilize roughly $125 million of cash.

The company purchased 2.0 million shares of its stock during 2012, and issued 4.7 million shares. The amount of stock purchased is significantly lower than the amounts purchased in recent years, given the increased use of cash to fund acquisitions, which is consistent with the company’s often-stated intentions. Two-thirds of the stock issuances relate to employee stock option exercises, which increased in 2012 given the significant stock price improvement during the year. The number of shares outstanding rose 2% during the year, to 142 million at year end.

2013 Outlook

For 2013, Leggett & Platt anticipates sales growth between 1% and 6%, resulting in sales of $3.75-3.95 billion, reflecting the company’s belief that the economy will improve modestly. Given higher sales and expected contribution margins, the company projects 2013 EPS of $1.50-1.75, which compares to 2012’s Continuing Operations adjusted EPS of $1.46.

Cash from operations should again exceed $350 million for the full year. Capital expenditures are expected to be no more than $100 million, and dividend payments should approximate $125 million. As has been the company’s practice, after funding dividends and capital expenditures, any remaining cash flow will be targeted toward acquisitions or stock repurchases. Potential acquisitions must meet stringent strategic and financial criteria; should none come to fruition, the company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year. No specific repurchase commitment or timetable has been established. As is typical, the company expects to issue approximately 3 million shares via employee benefit plans.

[2]	TSR = Total Shareholder Return = (Change in Stock Price + Dividends) / Beginning Stock Price

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SEGMENT RESULTS – Fourth Quarter 2012 (versus 4Q 2011)

Residential Furnishings – Total sales increased $18 million, or 4%, largely from unit volume growth. EBIT (earnings before interest and income taxes) increased $14 million due to higher sales and non-recurrence of last year’s restructuring-related costs of $7 million.

Commercial Fixturing & Components – Total sales decreased $7 million, or 7%, in part from divestitures. Cost improvements, and absence of last year’s $3 million of restructuring-related costs contributed to an $8 million increase in EBIT.

Industrial Materials – Total sales decreased $12 million, or 6%, reflecting lower trade sales from the steel mill, partially offset by revenue from acquisitions. The $27 million EBIT increase reflects non-recurrence of last year’s $22 million of restructuring-related costs, cost improvements, and the earnings contribution from acquisitions.

Specialized Products – Total sales increased $1 million. EBIT improved $3 million, primarily from non-recurrence of last year’s restructuring-related costs of $5 million.

SEGMENT RESULTS – Full Year 2012 (versus 2011)

Residential Furnishings – Total sales increased $67 million, or 4%, from unit volume gains. EBIT increased $17 million, primarily due to higher sales and absence of last year’s fourth quarter restructuring-related costs.

Commercial Fixturing & Components – Total sales decreased $25 million, or 5%, due to divestitures; same location sales were flat. EBIT increased $15 million as a result of cost improvements and absence of last year’s fourth quarter restructuring-related costs.

Industrial Materials – Total sales increased $24 million, or 3%; with sales from acquisitions partially offset by lower trade sales from the steel mill. EBIT increased $36 million due to absence of last year’s fourth quarter restructuring-related costs, cost improvements, and earnings from acquisitions.

Specialized Products – Total sales increased $24 million, or 3%, with unit volume growth partially offset by changes in currency rates. EBIT increased $9 million due to higher sales and non-recurrence of last year’s fourth quarter restructuring-related costs.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Tuesday, February 5. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Thursday, April 25, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 130-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 17 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	December 31, 2012

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2012	2011	Change	2012	2011	Change
Net sales (from continuing operations)	$853.0	$854.1	(0%)	3,720.8	$3,636.0	2%
Cost of goods sold	676.0	711.1		2,972.8	2,970.7

Gross profit	177.0	143.0		748.0	665.3
Selling & administrative expenses	95.3	94.3	1%	380.4	382.1	(0%)
Amortization	6.6	4.4		25.7	18.8
Other expense (income), net	(0.5)	31.4		0.6	26.6

Earnings before interest and taxes	75.6	12.9	486%	341.3	237.8	44%
Net interest expense	11.4	8.3		36.9	31.6

Earnings before income taxes	64.2	4.6		304.4	206.2
Income taxes	(9.8)	(4.7)		56.3	49.8

Net earnings from continuing operations	74.0	9.3		248.1	156.4
Discontinued operations, net of tax	—	—		2.4	—

Net earnings	74.0	9.3		250.5	156.4
Less net income from non-controlling interest	(0.5)	(0.6)		(2.3)	(3.1)

Net earnings attributable to L&P	$73.5	$8.7	745%	$248.2	$153.3	62%

Earnings per diluted share
From continuing operations	$0.50	$0.06		$1.68	$1.04
From discontinued operations	$0.00	$0.00		$0.02	$0.00
Net earnings per diluted share	$0.50	$0.06	733%	$1.70	$1.04	63%
Shares outstanding
Common stock (at end of period)	142.1	139.4		142.1	139.4
Basic (average for period)	145.1	143.0		144.3	145.4
Diluted (average for period)	147.2	144.7		146.0	147.0

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
Net earnings	$74.0	$9.3		$250.5	$156.4
Depreciation and amortization	28.4	28.7		116.1	116.9
Working capital decrease (increase)	112.5	56.1		57.4	(13.8)
Asset Impairment	0.7	31.5		1.7	34.9
Other operating activity	(6.9)	1.3		24.0	34.5

Net Cash from Operating Activity	$208.7	$126.9	64%	$449.7	$328.9	37%
Additions to PP&E	(17.5)	(18.3)		(71.0)	(75.0)	(5%)
Purchase of companies, net of cash	(21.3)	—		(211.6)	(6.6)
Investment in unconsolidated entity	—	—		(22.4)	—
Proceeds from asset sales	6.5	6.5		15.8	26.8
Dividends paid	(82.0)	(38.9)		(199.5)	(155.9)
Repurchase of common stock, net	6.9	2.8		5.6	(204.8)
Additions (payments) to debt, net	(9.8)	(60.1)		201.6	65.1
Liquidation of interest rate swap agreement	—	—		(42.7)	—
Other	2.7	(1.4)		(2.7)	13.3

Increase (Decr.) in Cash & Equiv.	$94.2	$17.5		$122.8	$(8.2)

FINANCIAL POSITION	31-Dec
(In millions)	2012	2011	Change
Cash and equivalents	$359.1	$236.3
Receivables	446.2	503.6
Inventories	489.0	441.0
Other current assets	44.8	43.1

Total current assets	1,339.1	1,224.0	9%
Net fixed assets	572.8	580.6
Held for sale	21.8	19.6
Goodwill and other assets	1,321.2	1,090.9

TOTAL ASSETS	$3,254.9	$2,915.1	12%

Trade accounts payable	$285.4	$256.6
Current debt maturities	201.5	2.5
Other current liabilities	244.1	326.9

Total current liabilities	731.0	586.0	25%
Long term debt	853.9	833.3	2%
Deferred taxes and other liabilities	227.8	188.1
Equity	1,442.2	1,307.7	10%

Total Capitalization	2,523.9	2,329.1

TOTAL LIABILITIES & EQUITY	$3,254.9	$2,915.1

LEGGETT & PLATT

SEGMENT RESULTS	FOURTH QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
External Sales
Residential Furnishings	$452.3	$434.7	4.0%	$1,895.0	$1,827.8	3.7%
Commercial Fixturing & Components	89.9	96.8	(7.1%)	478.3	502.4	(4.8%)
Industrial Materials	135.3	148.1	(8.6%)	632.9	616.7	2.6%
Specialized Products	175.5	174.5	0.6%	714.6	689.1	3.7%

Total	$853.0	$854.1	(0.1%)	$3,720.8	$3,636.0	2.3%

Inter-Segment Sales
Residential Furnishings	$2.5	$1.9		$8.8	$8.6
Commercial Fixturing & Components	0.9	1.0		4.4	4.9
Industrial Materials	53.8	52.6		247.9	240.1
Specialized Products	12.8	12.7		45.9	47.1

Total	$70.0	$68.2		$307.0	$300.7

Total Sales
Residential Furnishings	$454.8	$436.6	4.2%	$1,903.8	$1,836.4	3.7%
Commercial Fixturing & Components	90.8	97.8	(7.2%)	482.7	507.3	(4.8%)
Industrial Materials	189.1	200.7	(5.8%)	880.8	856.8	2.8%
Specialized Products	188.3	187.2	0.6%	760.5	736.2	3.3%

Total	$923.0	$922.3	0.1%	$4,027.8	$3,936.7	2.3%

EBIT
Residential Furnishings	$34.4	$20.7	66%	$154.3	$137.5	12%
Commercial Fixturing & Components	0.9	(6.7)	113%	30.4	15.7	94%
Industrial Materials	15.8	(10.9)	245%	64.7	28.4	128%
Specialized Products	19.6	16.9	16%	86.2	77.0	12%
Intersegment eliminations and other	(1.9)	(1.2)		(8.9)	(6.8)
Change in LIFO reserve	6.8	(5.9)		14.6	(14.0)

Total	$75.6	$12.9	486%	$341.3	$237.8	44%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	7.6%	4.7%	290	8.1%	7.5%	60
Commercial Fixturing & Components	1.0%	(6.9%)	790	6.3%	3.1%	320
Industrial Materials	8.4%	(5.4%)	1380	7.3%	3.3%	400
Specialized Products	10.4%	9.0%	140	11.3%	10.5%	80

Overall from Continuing Operations	8.9%	1.5%	740	9.2%	6.5%	270

LAST SIX QUARTERS	2011		2012
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	941	854	947	939	982	853
Sales Growth (vs. prior year)	9%	7%	6%	(1%)	4%	(0%)
EBIT ($ million)	72	13	75	86	105	76
EBIT Margin	7.6%	1.5%	7.9%	9.2%	10.7%	8.9%
Net Earnings—excludes discontinued oper. ($m)	45	9	44	65	66	74
Net Margin—excludes discontinued operations	4.8%	1.0%	4.6%	6.9%	6.7%	8.7%
EPS—continuing operations (diluted)	$0.31	$0.06	$0.30	$0.43	$0.45	$0.50
Cash from Operations ($ million)	101	127	65	81	95	209
Net Debt to Net Capitalization
Long term debt	897.3	833.3	1046.8	821.0	860.2	853.9
Current debt maturities	2.1	2.5	2.5	201.9	201.8	201.5
Less cash and equivalents	(218.8)	(236.3)	(261.2)	(254.5)	(264.9)	(359.1)

Net Debt	680.6	599.5	788.1	768.4	797.1	696.3

Total capitalization	2418.3	2329.1	2586.6	2359.3	2450.2	2523.9
Current debt maturities	2.1	2.5	2.5	201.9	201.8	201.5
Less cash and equivalents	(218.8)	(236.3)	(261.2)	(254.5)	(264.9)	(359.1)

Net Capitalization	2201.6	2095.3	2327.9	2306.7	2387.1	2366.3

Long Term Debt to Total Capitalization	37.1%	35.8%	40.5%	34.8%	35.1%	33.8%
Net Debt to Net Capital	30.9%	28.6%	33.9%	33.3%	33.4%	29.4%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	6%	6%	7%	1%	2%	4%
Commercial Fixturing & Components	(5%)	(4%)	(8%)	(10%)	21%	(4%)
Industrial Materials	18%	18%	6%	(5%)	(8%)	(15%)
Specialized Products	17%	6%	6%	5%	2%	1%
Overall from Continuing Operations	9%	6%	4%	(2%)	3%	(2%)

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

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